Filed pursuant to Rule 433

Registration Statement No. 333-228787

THE BANK OF NEW YORK MELLON CORPORATION

$250,000,000 2.100% SENIOR NOTES DUE 2024

January 21, 2020

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES J

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A (STABLE) / AA- (STABLE) / AA (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: OCTOBER 24, 2024

TRADE DATE: JANUARY 21, 2020

SETTLEMENT DATE: JANUARY 28, 2020 (T+5) **

INTEREST RATE: 2.100% PER ANNUM

INTEREST FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON THE TWENTY-FOURTH OF APRIL AND OCTOBER OF EACH YEAR, COMMENCING ON APRIL 24, 2020, AND ENDING ON THE MATURITY DATE (OR THE NEXT BUSINESS DAY, IF ANY INTEREST PAYMENT DATE FALLS ON A NON-BUSINESS DAY; THE AMOUNT OF INTEREST PAYABLE WILL NOT BE ADJUSTED FOR SUCH POSTPONEMENT)

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $250,000,000 (TO BE FUNGIBLE AND CONSOLIDATED WITH THE $750,000,000 2.100% SENIOR NOTES DUE 2024 ISSUED ON OCTOBER 24, 2019, THEREBY FORMING A SINGLE ISSUE WITH SUCH NOTES WITH AN AGGREGATE PRINCIPAL AMOUNT OF $1,000,000,000)

PRICE TO PUBLIC: 100.440% OF PRINCIPAL AMOUNT PLUS ACCRUED AND UNPAID INTEREST FROM OCTOBER 24, 2019 TO BUT EXCLUDING THE SETTLEMENT DATE

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $252,095,833.33

BENCHMARK TREASURY: UST 1.750% DUE DECEMBER 31, 2024

BENCHMARK TREASURY YIELD: 1.572%

SPREAD TO BENCHMARK TREASURY: +43 BASIS POINTS

RE-OFFER YIELD: 2.002%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406RAL1 / US06406RAL15

BOOKRUNNERS:	BARCLAYS CAPITAL INC. MORGAN STANLEY & CO. LLC RBC CAPITAL MARKETS, LLC BNY MELLON CAPITAL MARKETS, LLC
CO-MANAGERS:	ACADEMY SECURITIES, INC. NATIXIS SECURITIES AMERICAS LLC NOMURA SECURITIES INTERNATIONAL, INC. AMERIVET SECURITIES, INC. BLAYLOCK VAN, LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes described in this term sheet are in addition to the $750,000,000 principal amount of 2.100% Senior Medium-Term Notes Series J due 2024 that The Bank of New York Mellon Corporation issued in October 2019, described in the Pricing Supplement dated October 17, 2019 to the Prospectus Supplement dated December 13, 2018 and the Prospectus dated December 13, 2018, and will be consolidated with, have the same CUSIP and ISIN numbers as, and will form part of a single issue with, those notes. Upon completion of this offering, the aggregate principal amount of outstanding notes under this issue will be $1,000,000,000. Information contained in the Pricing Supplement dated October 17, 2019 is not incorporated by reference into this term sheet.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Morgan Stanley & Co. LLC at 1-866-718-1649, RBC Capital Markets, LLC at 1-866-375-6829 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**

The Book-Runners and Co-Managers expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes prior to two days before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.